Exhibit 6.11

MEMORANDUM OF UNDERSTANDING

BETWEEN

4D Recovery LLC

AND

ADVANCE GREEN ENERGY, INC.

_______

Dated September 13, 2018

MEMORANDUM OF UNDERSTANDING, (M.O.U.) dated September 13, 2018, by and between 4D Recovery LLC. furthermore, in this M.O.U. will be known as (4DR) and Advance Green Energy, Inc., furthermore in this M.O.U. will be known as (A.G.E.) each individually referred to as a "Party" and together as the -Parties."

________

WHEREAS, 4DR owns the mining rights to several coal mines and Gob recovery locations in West Virginia and want to work with AGE to mine and sell recovered coal, and

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WHEREAS, AGE is an alternative energy integration technology company that has products and equipment that will assist the mining operation and has clients globally that are interested in buying the coal from AGE, and

WHREREAS, AGE intends to generate orders for treated coal™ worldwide for the Joint Venture with 4DR, and

WHEREAS, 4DR will provide coal to the AGE/4DR Joint Venture for filling of such treated coal™ orders, and

WHEREAS, 4DR will apply AGE's TMT- 13™ thus creating Treated Coal™ and

WHEREAS, the Parties will blend coal to create custom Treated Coal™ to meet customer specific locations, and

WHEREAS, AGE/4DR will arrange for the Joint Venture to receive government incentives for reclaimed gob piles, and

WHEREAS, all reclaimed incentives prior to this agreement will be paid to 4DR, and

WHEREAS, all coal orders unless jointly agreeable will be F.O.B. the mine site, and

WHEREAS AGE as a show of good faith is offering Six Million shares of pre-IPO stock to help 4DR recover their initial investment, and

WHEREAS, AGE will fund the initial $2,500,000 as needed to fund new sites for coal production, and as sites start producing product it is agreed by 4DR/AGE that $5.00 per ton will be paid back to AGE until the $2,500,000 is paid back in full to AGE, and

WHEREAS, 4DR/AGE both agree that after the cost of mining, royalties, and the TMT-13,™ additive, the net earnings of the mines will be split 50/50 between the parties, and

WHEREAS, 4DR/AGE both agree that all accounting will be done by AGE's CPA firm, Wells Business Solutions I,LC, Inverness, Florida 34450 (As a publicly traded company AGE must provide to the S.E.C. audit financials quarterly), and

WHEREAS, 4DR wishes to work with AGE on the acquisitions of mines and gob piles, such sites being listed in Exhibit 1, attached hereto and incorporated by reference, and

WHEREAS, the Parties wish to set forth a non-binding memorandum to record their initial understandings to facilitate the consummation of a binding Joint Venture agreement,

NOW, THEREFORE, the Parties declare as follows:

Section 1. Purpose. This non-binding Memorandum of Understanding will be used to set the terms for a final agreement between the 4DR and AGE.

Section 2. Activities. The Parties intend that their goals will be accomplished by undertaking the following activities:

AGE will supply 4DR with the funding necessary to open mines and gob piles. 4DR has set up and is running the first mine and all operations will be under the supervision of Danny Cooper. AGE will negotiate the sale of the treated coal™ to its clients globally starting the generation of income for the operation.

Section 3. Funding. This is a Memorandum of Understanding it is not a binding commitment of funds. As funding becomes available to AGE by way of private and public offerings the Parties' Joint Venture will be funded.

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Section 4. Counterparts. This Memorandum of Understanding may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute as one agreement.

Section 5. U.S. Foreign Corrupt Practices Act. Both Parties desire to strictly abide by the United States Foreign Corrupt Practice Act of 1977 and any final agreement will be structured to comply with this law.

Section 6. Formal Agreement. The Parties will use their best efforts to expeditiously negotiate the terms and conditions of an Agreement to formalize this Memorandum of Understanding and undertake the necessary steps of finalizing, executing and consummating the proposed transaction.

Section 7. Trade Secrets. The Parties hereby agree and stipulate that any confidential information of the Parties shall be deemed a "trade secret" as that term is defined under the Economic Espionage Act of 1996 (the "Act"), and further agree and stipulate that the Parties by this Memorandum of Understanding have taken all reasonable steps under the Act to keep such information secret. This Section shall be a binding part of this M.O.U. and shall survive this Agreement.

Section 8. Conduct of Business. Except as set forth in this Memorandum of Understanding, the parties will Continue to conduct any of their existing business in their normal and ordinary course.

Section 9. Permits, Licenses and Approvals. The Parties will use their best efforts to the acquiring of the permits, licenses and other approvals necessary for the development of the contemplated projects in a reasonable time.

Section 10. Indemnification. The Parties agree to, and shall, indemnify, hold harmless and protect the other Party and its affiliates.

Section 11. Amendments in Writing. No amendment or addition to this Memorandum of Understanding shall be effective unless agreed to in writing by the Parties. All amendments or additions will be executed in the form of an Addendum to this Memorandum of Understanding constituting an integral part thereof.

Section 12. Further Assurances. The Parties will execute such further documents and action necessary or appropriate to carry out the purposes of this Memorandum of Understanding.

Section 13. Notices. All notices or requests in connection with this Memorandum of Understanding shall be in writing. Such notices may be sent by verified facsimile transmission followed by registered or certified mail, or by registered or certified mail to the following addresses:

4D Recovery LLC
Managing Member:
David Cooper

1992 Hwy 75

Blountville, TN 37617
Fax: 423-323-1229
Cell: 423-914-9649

Advance Green Energy, Inc.

President:

Peter M. Barbee

523 South Hwy 41

Inverness, Florida 34450

with a copy to:

John E. Lux, Esq.

1629 K Street, Suite 300

Washington. DC 20006

John E. Lux, Esq.

Phone: 240-200-4529 Fax: 727-474-9810

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Section 14. Jurisdiction. This Memorandum of Understanding shall be subject to and governed by United States law in the County of Citrus, Florida.

Section 15. Integration. This Memorandum of Understanding replaces all written or oral prior agreements about the subject matter between the Parties.

Section 16. Duration. This Memorandum of Understanding is at-will and may be modified by mutual consent of authorized officials from each Party. This Memorandum of Understanding shall become effective upon signature by the authorized officials of the Parties and will remain in effect until modified or terminated by either Party. The Parties will use their best efforts to carry out this Agreement.

Section 17. Disputes. Disputes relating to the subject matter of this Agreement will be settled by mediation and if not so settled, then by binding arbitration under the aegis of the American Arbitration Association.

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IN WITNESS WHEREOF. the Parties, by their duly authorized representatives, have signed this Memorandum of Understanding on the day and the date written below.

Date: September 13, 2018

/s/ David Cooper

4D Recovey LLC

Managing Member: David Cooper

Witness: /s/ Rebekah Reynolds

                  Print and sign witness name

/s/ Peter M. Barbee

Advance Green Energy, Inc.

President: Peter M. Barbee

Witness: /s/ Chris Barbee

                Print and sign witness name

                Chris Barbee

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EXHIBIT I

Ala-west property: 42,000 acres with a total of 16,000,000 recoverable tons.

Buchanan county property: 11,000,000 tons of gob coal and an additional 111,500,000 tons of recoverable ME- coal to be deep mined. Auger or high wall mined.

Consol: 3.200.000 tons of gob coal this is a good met coal for blended methods

NRP: 8,000.000 tons of gob this property is not a permitted site ready for removing product.

Beaver land: 3,500,000 tons of gob is now a permitted site ready for removing product.

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